VISION GROUP OF FUNDS, INC.

                          ARTICLES SUPPLEMENTARY

     Vision Group of Funds, Inc., a Maryland Corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation") certifies:

     FIRST:Pursuant to Section 2-208 of the Maryland General Corporation
           Law and pursuant to the following resolutions adopted by the directors of the Corporation at a meeting held on May 29, 1996, the Board of Directors of the Corporation has classified as Class G Common Stock One Billion (1,000,000,000) previously unissued and unclassified shares of the total Ten Billion (10,000,000,000) authorized shares of capital stock of the Corporation (par value One Mill ($.001) per share).

     RESOLVED, that pursuant to Article VI of the Articles of Incorporation of the Corporation, One Billion previously unissued and unclassified shares of the Ten Billion (10,000,000,000) authorized shares of capital stock of the Corporation (of the par value of One Mill ($.001) per share and the aggregate par value of One Million Dollars ($1,000,000)) be, and hereby are, classified and designated as Class G Common Stock;

     FURTHER RESOLVED, that each share of Class G Common Stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that are set forth in the Articles of Incorporation of the Corporation with respect to its shares of capital stock.
     FURTHER RESOLVED, that the actions of the officers of the Corporation in filing Articles Supplementary with the State Department of Assessments and Taxation of Maryland regarding the classification of the Fund's shares as Class G Common Stock be, and the same hereby are approved

     SECOND:   The shares of Class G Common Stock of the Corporation
           classified pursuant to the resolutions set forth in Article FIRST of these Articles of Supplementary have been classified by the Corporation's Board of Directors under the authority contained in the Charter of the Corporation.

     THIRD:The foregoing Articles Supplementary does not increase the authorized stock of the Corporation or the aggregate par value thereof.

     IN WITNESS WHEREOF, Vision Group of Funds, Inc. has caused these Articles to be executed in its name and on its behalf by its Vice President and witnessed by its Secretary on May 29, 1996.

     The undersigned, Charles L. Davis, Vice President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

Attest:                                 VISION GROUP OF FUNDS, INC.



/s/ Victor R. Siclari                   /s/ Charles L. Davis
Victor R. Siclari                       Charles L. Davis
Secretary                               Vice President